Exhibit 10.43

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Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the Registrant treats as private or confidential.

Purchase And Sale Agreement

By and Between

Syndax Pharmaceuticals, Inc.

and

Royalty Pharma Development Funding, LLC

Dated as of November 4, 2024

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(continued)

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(continued)

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of November 4, 2024 (this “Agreement”), is made and entered into by and between Royalty Pharma Development Funding, LLC, a Delaware limited liability company (the “Buyer”), and Syndax Pharmaceuticals, Inc., a Delaware corporation (the “Seller”).

recitals

WHEREAS, the Seller previously in-licensed and further developed the Product, and established with Incyte a global collaboration for the further development and commercialization of the Product through which the Seller has an interest in Net Sales of the Product in the Territory through the Seller’s right, title and interest in and to the Pre-Tax Profit (Loss) Share under the Incyte Agreement; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“AB 535 Antibody” means the Antibody designated by UCB as “Ab 535”, which is an anti-mouse CSF-1R Antibody that is a surrogate Antibody for the Licensed Antibody.

“Acceptable Intercreditor Agreement” means, with respect to any Permitted Secured Indebtedness incurred by the Seller, (a) an intercreditor or other agreement between the Buyer and the Senior Debt Provider, and acknowledged by the Seller, providing, among other things to be agreed by the Buyer and the Senior Debt Provider, (i) that such Senior Debt Provider shall not, directly or indirectly, contest or challenge, or support any Person in contesting or challenging, the true sale characterization of the sale of the Revenue Participation Right to the Buyer or the Buyer’s rights with respect to the Back-Up Security Interest; (ii) that such Senior Debt Provider shall have the first right of enforcement in any Liens on the Secured Assets (except for the Revenue Participation Right and the Royalty Payments); (iii) that if the Senior Debt Provider enforces its rights with respect to any Product Collateral or exercise any remedies against the Seller, (A) it shall enforce such rights subject to the rights of the Buyer with respect to the Revenue Participation Right, the Royalty Payments and the then applicable Back-Up Security Interest on terms materially consistent with this Agreement or otherwise satisfactory to the Buyer in its reasonable discretion, including if the Senior Debt Provider in the course of exercising its enforcement rights with respect to the Product Collateral, sells or otherwise transfers any Product Collateral, such Product Collateral shall be transferred subject to the rights of the Buyer with respect to the Revenue Participation Right, the Royalty Payments and the then applicable Back-Up Security Interest on terms materially consistent with this Agreement or otherwise satisfactory to the Buyer in its reasonable discretion, and (B) it shall not take any action to terminate the UCB Agreement or the Incyte Agreement, including any terms and provisions related to the Pre-Tax Profit (Loss) Share; (iv) after the occurrence of an insolvency proceeding, (A) the Senior Debt Provider shall not support (or vote its claims in favor of any plan of reorganization providing for) any disposition of the Product Collateral unless (x) the Product Collateral so disposed of is purchased subject to the rights of the Buyer with respect to the Revenue Participation Right, the Royalty Payments and the then applicable Back-Up Security Interest on terms materially consistent with this Agreement or otherwise satisfactory to the Buyer in its reasonable discretion, or (y) Buyer receives an amount equal to 13.8% of the net proceeds of any such disposition of Product Collateral (after payment of all documented out-of-pocket fees, costs and expenses of the Senior Debt Provider and other third parties incurred in connection therewith and with any such insolvency proceeding or otherwise in connection with the enforcement of rights or remedies by the Senior Debt Provider, but solely to the extent not duplicative of such fees, costs and expenses paid out in any waterfall) until the aggregate amount received by the Buyer equals the Royalty Cap (the “Buyer Disposition Proceeds Amount”) and (B) the Buyer shall not oppose any disposition of the Product Collateral so long as (x) the Product Collateral so disposed of are purchased subject to the rights of the Buyer with respect to the Revenue Participation Right, the Royalty Payments and the then applicable Back-Up Security Interest on terms materially consistent with this Agreement or otherwise satisfactory to the Buyer in its reasonable discretion or (y) Buyer receives an amount equal to the Buyer Disposition Proceeds Amount; (v) other provisions reasonably satisfactory to the Senior Debt Provider and the Buyer consistent with clauses (i), (ii), (iii) and (iv) above and consistent with the premise that the Senior Debt Provider shall have the primary right to (x) enforce the Liens with respect to the Product Collateral and (y) decide other customary intercreditor matters such as pay over provisions and provisions regarding DIP financings, in each case, subject to the provisions in this definition; and (vi) the Buyer shall not interfere with such Senior Debt Provider enforcing its rights and remedies as a secured creditor under the UCC, any Bankruptcy Laws and any other applicable law (to the extent such enforcement is not inconsistent with clauses (i) through (v) above); provided, however, that, if such Senior Debt Provider fails to satisfy the obligations under clauses (i), (iii), or (iv) for any reason or if the Revenue Participation Right is recharacterized as debt, then the waterfall and turnover provisions of the Acceptable Intercreditor Agreement shall provide for the Buyer’s rights to the Buyer Disposition Proceeds Amount on a pari passu basis; and (b) any other intercreditor agreement between the Buyer and a Senior Debt Provider in form and substance reasonably satisfactory to the Buyer, such Senior Debt Provider and the Seller. For the avoidance of doubt, an Acceptable Intercreditor Agreement shall not restrict the Seller’s obligation to make any Royalty Payments or payments of any other Obligations under this Agreement as and when such payments are required.

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly through one or more intermediary Controlling, Controlled by or under common Control with such particular Person. For purposes of the foregoing sentence, the term “Control” means direct or indirect ownership of (x) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (y) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.

“Agreement” is defined in the preamble.

“Antibody” means whether in nucleic acid or protein form, individually and collectively, any antibody, whether naturally occurring, artificially produced, raised in an artificial system, designed de novo, or created through modification of another antibody or otherwise; any fragment or fusion of any of the foregoing; and any chemically modified versions of the foregoing antibodies (including versions that are conjugated with another chemical entity, such as a drug or toxin; pegylated versions (regardless of whether containing amino acid substitutions in order to achieve pegylation or otherwise modified versions to enable half-life extension or other desirable properties), including versions that are chemically or genetically fused to another molecular entity, such as multispecific antibodies, and cytokine fusions; and other chemically or biologically modified versions).

“Applicable Leverage Ratio” means the ratio, as of any date of determination, of (a) the sum of (i) all outstanding Permitted Secured Indebtedness as of such date plus (ii) the aggregate purchase price (without reductions) under all Permitted Royalty Financings entered into as of such date to (b) Consolidated EBITDA of the Seller and its Subsidiaries for the four quarter period then most recently ended for which financial statements have been delivered under Section 6.1(a) and Section 6.1(b).

“Back-Up Security Interest” is defined in Section 2.1(b).

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bilateral Common Interest and Joint Privilege Agreement” means that certain common interest and joint privilege agreement, dated as of the Closing Date, executed by the Seller and the Buyer, substantially in the form attached hereto as Exhibit B.

“Bill of Sale” is defined in Section 3.3.

“BLA” means a Biologics License Application submitted to the FDA in the United States.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Disposition Proceeds Amount” is defined in the definition of “Acceptable Intercreditor Agreement.”

“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Call Option” is defined in Section 9.2.

“Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Seller’s and its Affiliates’ assets, on a consolidated basis; (b) a merger or consolidation with a Third Party in which the Seller is not the surviving corporation or in which, if the Seller is the surviving corporation, the stockholders of the Seller immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of Seller’s board of directors; or (c) a transaction or series of related transactions with a Third Party, together with its Affiliates (which may include a tender offer for the Seller’s stock or the issuance, sale or exchange of stock of the Seller), if the stockholders of the Seller immediately prior to such transaction(s) do not, immediately after consummation of such transaction(s), possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the Seller’s or its successor’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s or its successor’s board of directors. For clarity, a bona fide financing is not a Change of Control.

“Change of Control Call Price” means (i) on or prior to December 31, 2025, $[***], (ii) after December 31, 2025 and on or prior to December 31, 2026, $[***], (iii) after December 31, 2026 and on or prior to December 31, 2027, $[***], (iv) after December 31, 2027 and on or prior to December 31, 2028, $[***], and (v) after December 31, 2028, $[***], in each case ((i) through (v)), less the aggregate of all of the Royalty Payments actually received by the Buyer prior to such date.

“Clinical and Commercial Semi-Annual Report” is defined in Section 6.1(c).

“Clinical Trial” means a clinical trial intended to support the Marketing Approval or Commercialization of the Product.

“Clinical Updates” means (a) a summary of any material updates with respect to the Clinical Trials, including the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, the material progress of each such Clinical Trial, any material modifications to each such Clinical Trial (including of its protocol), any adverse events in the Clinical Trials, (b) written plans to start new Clinical Trials, and (c) investigator brochures for the Product.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Right hereunder on the Closing Date upon the funding of the Purchase Price.

“Closing Date” means the date on which the Closing occurs pursuant to Section 3.1.

“CMC” means chemistry, manufacturing and controls with respect to the Product.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means any Product which contains one or more active ingredients (which are not the Licensed Antibody) (each, an “Other Component”) in addition to the Licensed Antibody, whether coformulated, copackaged, or otherwise sold at a single invoiced price.

“Commercial Launch” means the occurrence of the first sale of a Product by or on behalf of the Seller, its Affiliates, its Licensees, or its Licensee’s Affiliates or sublicensees to a Third Party for end use or consumption of such Product in the Territory after regulatory approval by the FDA of a post-approval supplement required to market and sell such Product in [***] has been granted in the Territory.

“Commercial Updates” means a summary of material updates with respect to the Seller’s and its Affiliates’ and any Licensee’s sales and marketing activities and, if material, commercial manufacturing matters with respect to the Product.

“Commercialization” means activities and plans directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Product in the Territory (including the using, importing, selling and offering for sale of the Product), and shall include post-Marketing Approval studies to the extent required by the FDA, post-launch marketing, promoting, detailing, distributing, selling the Product, importing, exporting or transporting the Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by the FDA, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of the Product.

“Commercialization Partner” means (i) initially, Incyte and (ii) if the Incyte Agreement is no longer in effect, any other Licensee that holds the right to Commercialize the Product in the Territory.

“Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a commercial-stage public biopharmaceutical company of similar size and resources to the Seller (provided that such size and resources shall not decrease below the size and resources of the Seller as of the Closing Date), to develop, manufacture or commercialize, as the case may be, a comparable product for a comparable clinical indication (with respect to market size and commercial opportunity) at a similar stage in its development or product life and of a similar market and potential to the Product, but without regard to the Seller’s financial obligations under this Agreement.

“Company Competitor” means (i) any competitor of the Seller primarily operating in the same line of business as the Seller and (ii) any of such competitor’s Affiliates.

“Confidential Information” is defined in Section 8.1.

“Consolidated EBITDA” means, for any period, the consolidated net income (or loss) of the Seller and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP for such period plus, without duplication and to the extent deducted in determining such consolidated net income for such period, the sum of (a) Consolidated Interest Expense, (b)

provision for taxes based on income, (c) depreciation expense, (d) amortization expense, (e) unusual or non-recurring losses, (f) acquired in-process research and development expense in connection with any in-license or the acquisition of any assets, (g) carveout costs, restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, transaction fees and expenses and management fees and expenses, (h) “run rate” synergies, operating expense reductions and other operating improvements and cost savings in connection with (I) acquisitions (including the commencement of activities constituting such business), (II) material dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and/or (III) other operational changes (including, to the extent applicable, from the Transactions or any restructuring), (i) other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to non-ordinary course of business acquisitions, investments, dividends, dispositions, consolidations, restructurings, recapitalizations, or issuances or amendments of debt or equity, whether or not consummated, (j) proceeds of business interruption insurance received in cash during such period (or so long as such amount is reasonably expected to be received in a subsequent calculation period and within one year from the date of the underlying loss), to the extent not already included in net income, (k) adjustments relating to purchase price allocation accounting, (l) charges, losses or expenses to the extent indemnified or insured or reimbursed by a third party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period (or reasonably expected to be so paid or reimbursed within 365 days after the end of such period to the extent not accrued), (m) unrealized mark-to-market losses on investments, (n) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), and (o) any losses realized from the disposition of property outside the ordinary course of business; provided that the amounts added back pursuant to clauses (e), (f), (g), (h), (i) and (l) shall not exceed an aggregate amount equal to 5% of Consolidated EBITDA of the Seller and its Subsidiaries (calculated before giving effect to any such addbacks and adjustments) for such period, minus,

to the extent included in determining consolidated net income for such period, the sum of (i) unusual or non-recurring gains and non-cash income, (ii) any other non-cash income or gains increasing consolidated net income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period) and (iii) any gains realized from the disposition of property outside of the ordinary course of business, all as determined on a consolidated basis.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to capital lease obligations) net of total interest income of the Seller and its Subsidiaries on a consolidated basis determined in accordance with GAAP for such period.

“Contract” means any agreement, contract, instrument, arrangement, modification, waiver or understanding.

“Convertible Debt” means any Indebtedness that may (or is allowed or required to) be converted into one or more types of equity interests of the Seller or any of its Affiliates.

“Counterparty Confidential Information” means, collectively, the UCB Confidential Information and the Incyte Confidential Information.

“Cure Payment” is defined in Section 6.10.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would become an Event of Default.

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Distressed Debt Investor” means any investor or investment fund specializing in distressed debt and a majority of whose investment portfolio at all times consists of distressed debt.

“Distributor” means (a) for so long as the Incyte Agreement remains in effect, any Third Party that (i) has been granted the right to distribute or resell any quantities of Product; and (ii) has not been granted a (sub)license to Develop or Commercialize Product; and (b) thereafter, any Third Party wholesaler or distributor that (i) purchases or has the option to purchase the Product in finished form from or at the direction of the Seller or any of its Affiliates or Licensees, (ii) has the right, option or obligation to distribute, market and sell the Product (with or without packaging rights) in the Territory, and (iii) does not make any royalty, milestone, profit share, or other similar payments to the Seller or its Affiliates or Licensees based on such wholesaler’s or distributor’s sale of the Product. The term “packaging rights” in this definition will mean the right for the such wholesaler or distributor to package or have packaged the Product supplied in unpackaged bulk form into individual ready-for-sale packs.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means:

a) the UCB Agreement is terminated by UCB or the Seller for any reason if, as a result of such termination, the Seller ceases to have an exclusive license to Exploit the Licensed Antibody in the Territory or Incyte invokes its right to enter into a Direct License (as defined in the UCB Agreement) under Section 11.9 of the UCB Agreement; or

b) (i) the Seller (A) institutes or consents to the institution of any proceeding under any Debtor Relief Law or makes an assignment for the benefit of creditors, (B) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, or (C) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Seller and the appointment continues undischarged or unstayed for sixty (60) calendar days; (iii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Seller and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or (iv) any proceeding under any Debtor Relief Law relating to the Seller or to all or any material part of its property is instituted without the consent of the Seller and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

“Existing Incyte Patent Rights” is defined in Section 4.1(k)(i).

“Existing Patent Rights” is defined in Section 4.1(k)(i).

“Existing UCB Patent Rights” is defined in Section 4.1(k)(i).

“Exploit” means to research, have researched, develop, have developed, make, have made, manufacture, have manufactured, use, have used, sell, have sold, offer for sale, have offered for sale, Commercialize, have Commercialized, import, have imported, and export and have exported.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Application Integrity Policy” is defined in Section 4.1(g)(ii).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

“Improvements” means any improvement, invention or discovery relating to the Product, including the formulation, or the method of manufacture of the Product.

“In-License” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is necessary for the research, development, manufacture, use or Commercialization of the Licensed Antibody or the Product in the Territory. For clarity, “In-License” includes the UCB Agreement.

“Incyte” means Incyte Corporation, a Delaware corporation.

“Incyte Agreement” means that certain Collaboration and License Agreement between the Seller and Incyte, dated September 24, 2021, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Incyte Confidential Information” means, collectively, (i) the terms and conditions of the Incyte Agreement, (ii) any and all Confidential Information (as defined in the Incyte Agreement) disclosed by or on behalf of Incyte under the Incyte Agreement or any other agreement between Incyte and the Seller, and (iii) any and all other information that is otherwise disclosed by or on behalf of Incyte to the Seller or the Buyer on a confidential basis.

“Incyte Foreground Patents” has the meaning ascribed to such term in Section 1.90 of the Incyte Agreement.

“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture or similar instrument, or any guarantee of any of the foregoing; provided that for the avoidance of doubt, Indebtedness shall not include purchase money obligations, capital lease obligations or cash collateralized letters of credit.

“Indemnified Party” is defined in Section 7.2.

“Indemnifying Party” is defined in Section 7.2.

“Indemnifying Party” is defined in Section 7.2.

“Intellectual Property Product Rights” means any and all of the following as they exist in the Territory at any time: (a) the Intellectual Property Rights, (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, with respect to the Licensed Antibody and the Product, and (c) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, in each case, necessary for the research, development, manufacture, use, or Commercialization of the Licensed Antibody or the Product, including (i) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or misappropriations thereof, (ii) rights corresponding thereto, and (iii) rights to sue for past, present or future infringements or misappropriations thereof.

“Intellectual Property Rights” means any and all of the following as they exist in the Territory at any time: (a) the Patent Rights and (b) the Know-How Rights.

“Intellectual Property Updates” means an updated list of the Patent Rights, including any new Patents issued or filed, amended or supplemented, relating to the Licensed Antibody or the Product in the Territory or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Intellectual Property Rights.

“Joint Foreground Patents” has the meaning ascribed to such term in Section 1.110 of the Incyte Agreement.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Know-How Rights” means any and all Know-How owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary for the research, development, manufacture, use, or Commercialization of the Licensed Antibody or the Product in the Territory.

“Knowledge of the Seller” means the actual knowledge of the individuals listed on Schedule 1.1(a) of the Disclosure Schedule and their successors, after reasonable due inquiry.

“License Agreement Correspondence” means copies of all the following, in each case with respect to the Territory:

a) reports provided under Section 7.4(a), 7.4(b), 7.6(b), 7.6(c), and 8.3(e) of the Incyte Agreement;

b) sublicenses granted by Incyte in the Territory and received by the Seller pursuant to Section 2.4 of the Incyte Agreement;

c) agreements between the Seller and Incyte (or their Affiliates) relating to the Incyte Agreement, including any development, manufacturing, services, or pharmacovigilance agreements;

d) any Development Plans, Co-Commercialization Plans, Co-Commercialization Budgets, Syndax Annual Development Reports, or Incyte Annual Development Reports (each as defined in the Incyte Agreement);

e) any reports provided under Section 2.2(c), 3.4, 3.6, 3.8(c), or 3.11 of the Incyte Agreement;

f) minutes of, and other reports and materials distributed at, the meetings of the JSC, JDC, JCC, JMC, Finance Working Group (each as defined in the Incyte Agreement) and any other subcommittee or working group;

g) any SAE, Suspected Unexpected Serious Adverse Reaction (each as defined in the Incyte Agreement), and other safety requirements or other information, in each case provided under Section 4.5(b) of the Incyte Agreement;

h) audit records or reports provided under Section 7.4(c), 7.6(d) or 8.4 (with respect to the Territory) of the Incyte Agreement;

i) material patent prosecution updates provided under Section 11.2 of the Incyte Agreement;

j) patent infringement notices provided under Section 11.7(a) of the Incyte Agreement;

k) patent enforcement or defense updates provided under Section 11.8 of the Incyte Agreement;

l) updates regarding Third Party infringement claims provided under Section 11.10 of the Incyte Agreement; and

m) other material communications between Incyte and the Seller relating to the Incyte Agreement, Net Sales, the Patent Rights, or the Product that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

“Licensed Antibody” means (a) the humanized monoclonal Antibody designated as “SNDX-6352” or “axatilimab” or “UCB-6352” the amino acid sequence of which is described in Schedule 1.1(b) to the Disclosure Schedule, (b) all derivatives of axatilimab (including any multi-specific constructs that include axatilimab or portions thereof) owned, in-licensed, or controlled by the Seller that bind to, or inhibit, CSF-1R, and (c) any other monospecific Antibodies owned, in-licensed, or controlled by the Seller that bind to, or inhibit, CSF-1R. “Licensed Antibody” excludes the AB 535 Antibody, the SNDX-ms6352 Antibody and any small molecule modulators of CSF-1R.

“Licensee” means (a) the Commercialization Partner and (b) with respect to the Product, a Third Party to whom the Seller or any Affiliate or Commercialization Partner of the Seller or any Affiliate of Commercialization Partner has granted a license or sublicense to Commercialize the Product, specifically excluding Distributors, contract manufacturing organizations (provided they are solely engaged in manufacturing) and other non-sales force service contractors.

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind, in each case to secure payment of a debt or performance of an obligation; provided that no license shall constitute a Lien.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Marketing Approval” means approval of a BLA by the FDA.

“Material Adverse Effect” means (a) a material adverse effect on (i) the development, manufacture, or Commercialization of the Licensed Antibody or the Product in the Territory, (ii) any of the Intellectual Property Rights (including the Seller’s rights in or to any such Intellectual Property Rights) or Marketing Approvals related to the development, manufacture, or Commercialization of the Licensed Antibody or the Product in the Territory, (iii) the ability of the Seller to perform any of its obligations under this Agreement, (iv) the rights or remedies of the

Buyer under this Agreement, (v) the legality, validity or enforceability of any provision of this Agreement, (vi) the business of the Seller or its Affiliates related to the Product, or (vii) Commercial Launch occurring by [***]; or (b) an adverse effect in any material respect on (i) the Revenue Participation Right, the Product Collateral or the Back-Up Security Interest, or (ii) the timing, duration or amount of the Royalty Payments.

“Net Sales” means the gross amount invoiced by the Seller or its Affiliates or any Licensees (including any Commercialization Partner) for the sale of Product in the Territory (“Gross Sales”), less any of the following applicable deductions related to such sale:

a) normal, customary trade discounts (including volume discounts), reserves for doubtful accounts receivable, credits, chargebacks, reductions, and rebates (paid to managed care organizations, government agencies and trade customers, including wholesalers and chain and pharmacy buying groups), and allowances and adjustments for rejections, recalls, and outdated products, in each case whether voluntary or required;

b) freight, shipping, insurance, sales, use, excise, value-added and similar customs, taxes, tariffs or duties imposed on such sale;

c) credits actually given or allowances actually made for wastage replacement, and Medicare/Medicaid rebates or similar rebates to payers in other countries, to the extent actually deducted from the gross amount invoiced and either not required to be paid by, or refunded to, the customer or other payer;

d) amounts repaid by reason of rejections, defects or returns or because of retroactive price reductions or due to recalls or laws requiring rebates;

e) discounts pursuant to indigent patient programs and patient discount programs of any nature; and

f) other similar and customary deductions in the pharmaceutical industry which are in accordance with GAAP and consistently applied across the selling party’s products.

In the event that there is overlap among any of those deductions (a)-(f), each individual item shall only be deducted once in each Net Sales calculation.

In the event that the Product is sold as part of a Combination Product, Net Sales of the Product, for the purpose of determining royalty payments, shall be determined by multiplying Net Sales (as defined above) of the Combination Product by the fraction A/(A+B), where A is the public or list price in such country of the Product sold separately in the same formulation and dosage, and B is the (sum of the) public or list price(s) in such country of the Other Component(s) sold separately in the same formulation and dosage, during the applicable calendar year. If the individual prices for the Product or the Other Component(s) in a Combination Product or both are not available, then the Net Sales of the Product in a Combination Product shall be determined by the Seller’s (or its Affiliate’s or Licensee’s, as applicable) good faith estimate of the relative contribution of such Product and each such Other Component(s) in such Combination Product and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

Net Sales will not include sales between or among the Seller and its Affiliates and/or Licensees, or between or among any Commercialization Partner and its Affiliates and/or Licensees; provided that any resale to Third Parties shall be included in Net Sales. Net Sales excludes any upfront or milestone payments.

Net Sales amounts shall be accounted for by the Seller or its Affiliates or Licensees in accordance with GAAP consistently applied and standard practices in the relevant country in the Territory.

“Niktimvo” means the product described in BLA# 761411.

“Non-Disclosure Agreement” is defined in Section 11.6.

“Obligations” means all liabilities, obligations, covenants and duties of the Seller arising under this Agreement or any other Transaction Document with respect to the payment of the Royalty Payments until the Royalty Termination Date, and the obligations of the Seller to pay any interest accrued on any unpaid Royalty Payments and reimburse or indemnify the Buyer Indemnified Parties for any Losses incurred by the Buyer Indemnified Parties in connection with the enforcement of its rights under this Agreement.

“Other Component” is defined in the definition of “Combination Products”.

“Out-License” means each license or other agreement between the Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Seller or any of its Affiliates grants a license or sublicense of any Intellectual Property Right to market, detail, promote, sell, distribute or secure reimbursement of the Licensed Antibody or the Product in the Territory. For clarity, “Out-License” includes the Incyte Agreement.

“Patent Rights” means any and all U.S. Patents owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary or reasonably useful in the research, development, manufacture, use, or Commercialization of the Licensed Antibody or the Product, as well as existing or future U.S. Patents covering any Improvements. For clarity, “Patent Rights” includes the Incyte Foreground Patents and the Joint Foreground Patents.

“Patents” means any and all patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Permit” is defined in Section 4.1(g)(vi).

“Permitted Assignment Provisions” is defined in Section 11.4.

“Permitted Convertible Debt” means Indebtedness in the form of convertible notes issued after the Closing Date having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into common stock (or other securities or property following a merger event or other change of the common stock) of the Seller (or any direct or indirect parent Person thereof), cash or any combination of cash and common stock (or such other securities or property) based on the market price of common stock (or such other securities or property); provided, that such Indebtedness (i) shall not be issued in an aggregate principal amount in excess of the greater of (A) [***]% of the market capitalization of the Seller (in the case of an underwritten transaction, determined as of the date of pricing for such transaction, and otherwise, determined at the time of issuance) and (B) the then-outstanding principal amount of Permitted Convertible Debt previously issued in compliance with this Agreement (such an issuance a “Refinancing Transaction”), in each case determined at the time of each such new issuance of such Indebtedness; provided that in the case of clause (B) the proceeds of such Indebtedness shall be used solely to refinance previously issued Permitted Convertible Debt in accordance with clause (v) below, (ii) shall be unsecured, (iii) shall not be guaranteed by or otherwise owing by any subsidiary or Affiliate of the Seller, (iv) shall not have a scheduled maturity date, amortization or principal payments or require any mandatory repurchase, redemption or mandatory conversion (excluding mandatory conversion at the option of the Seller), in each case prior to the date that is five calendar years after its issuance date (such date, the “Permitted Convertible Debt Maturity Date”); (v) in the case of Indebtedness issued in connection with a Refinancing Transaction utilizing clause (i)(B), the net proceeds thereof must first be used to purchase and cancel previously issued Permitted Convertible Debt (with such net proceeds being applied to any Permitted Convertible Debt with different maturities in the order of earliest to latest maturity); and (vi) shall not require the Seller (or any of its Affiliates) to settle, repurchase, redeem, exchange or otherwise make payments on such Indebtedness using cash or cash equivalents prior to the applicable Permitted Convertible Maturity Date (other than (1) fair value payments in cash in lieu of issuing fractional shares in connection with conversions of such Indebtedness by holders thereof, (2) following a merger, consolidation, binding share exchange or event pursuant to which the common stock of the Seller was exchanged for stock, securities or other property that includes cash or cash equivalents, (3) cash paid in settlement of voluntary conversions of such Indebtedness by the holder thereof (other than any such conversions if such Indebtedness has been called for redemption by the Seller or the Seller has exercised any mandatory conversion rights prior to the Permitted Convertible Debt Maturity Date), (4) cash used to purchase such Indebtedness with the proceeds from an issuance of Permitted Convertible Debt to effect a Refinancing Transaction, or (5) cash to make payments of interest on such Indebtedness). For clarity, (x) customary conversion rights consistent with the foregoing in this definition of the holders of such Permitted Convertible Debt, (y) customary acceleration rights of the holders of such Permitted Convertible Debt upon the occurrence and continuance of an event of default, and (z) the customary obligation to repurchase such Permitted Convertible Debt for cash upon a ”change of control” or “fundamental change” shall be permitted under clauses (iv) and (vi) above of this definition.

“Permitted Convertible Debt Maturity Date” is defined in the definition of “Permitted Convertible Debt”.

“Permitted License” is defined in Section 6.8(a).

“Permitted Liens” means the following:

a) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

c) Liens on property existing at the time of acquisition of such property provided that such Liens were in existence prior to such acquisition and not incurred in contemplation thereof;

d) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially interfere with the ordinary conduct of the business of the applicable Person;

h) purchase money Liens and Liens securing capital lease obligations; provided that such Liens are secured solely by the assets subject to the purchase money or capital lease arrangements;

i) leases or subleases granted to others in the ordinary course of business and not interfering in any material respect with the Revenue Participation Right, the Royalty Payments, the Product Rights, the Product Collateral or the Back-Up Security Interest;

j) any interest of title of a lessor or licensor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases or licenses permitted by this Agreement;

k) normal and customary banker’s liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions;

l) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

m) Liens of sellers of goods to the Seller and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

n) Liens on cash collateral securing obligations in respect of (i) letters of credit; (ii) corporate credit cards, purchase cards and debit cards; (iii) electronic funds transfers (including automated clearing house transactions); (iv) cash management services, including, without limitation, controlled disbursement, netting services, pooled deposit or sweep accounts, treasury services and overdraft protection; and (v) interest rate and foreign exchange swaps entered into to hedge or mitigate commercial risk; and

o) solely to the extent incurred after the Closing Date, Liens securing Permitted Secured Indebtedness.

“Permitted Royalty Financing” means a Royalty Financing that the Seller or its Affiliates enters into with one or more Third Parties; provided that such Royalty Financing (including any royalties or other payments sold under such Royalty Financing), the Liens on any of the assets of the Seller or its Affiliates that secures such Royalty Financing, and the obligations of the Seller and its Affiliates under this Agreement and any related document shall be subject to an intercreditor agreement acceptable to the Buyer, entered into between the Buyer and such Third Parties or any agent, representative or trustee acting on behalf of such Third Parties and acknowledged by the Seller and its applicable Affiliates, that preserves the Buyer’s first priority interest and rights in and to the Product Collateral.

“Permitted Secured Indebtedness” means Indebtedness that the Seller or its Affiliates incurs from one or more Third Parties that is secured by Liens on any assets of the Seller or its Affiliates; provided that such Indebtedness, the Liens on any of the assets of the Seller or its Affiliates that secures such Indebtedness (such assets, the “Secured Assets”, and such Liens, the “Senior Lender Liens”) and the obligations of the Seller and its Affiliates under this Agreement and any related document shall be subject to an Acceptable Intercreditor Agreement entered into between Buyer and the applicable lender or lenders or any agent, representative or trustee acting on behalf of such lender or lenders (a “Senior Debt Provider”) and acknowledged by the Seller and its Affiliates that have granted Senior Lender Liens.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Pre-Tax Profit (Loss)” has the meaning ascribed to the term in Section 1.143 of the Incyte Agreement.

“Pre-Tax Profit (Loss) Share” has the meaning ascribed to the term in Section 1.144 of the Incyte Agreement.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means any product for use in human and non-human diagnostic, prophylactic, therapeutic and palliative uses other than non-oncological diseases of the nervous system comprising or containing a Licensed Antibody, alone or in combination with one or more other active ingredients, in all forms, including pegylated versions, in current and future formulations, dosage forms and strengths, and delivery modes, including any improvements to any of the foregoing. For clarity, “Product” includes Niktimvo.

“Product Collateral” means all of the Seller’s or any of its Affiliates’ rights, title and interests in, to and under the following, whether now owned or hereafter acquired: (a) the Licensed Antibody and the Product in the Territory (including all inventory of the Licensed Antibody and the Product in the Territory), (b) the Product Rights, (c) the Revenue Participation Right and the Royalty Payments, and (d) any proceeds from either (a), (b), or (c) above, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Product by the Seller or its Licensees.

“Product Rights” means any and all of the following: (a) as they exist in the Territory: (i) Intellectual Property Product Rights and (ii) regulatory filings, submissions and approvals, including Marketing Approvals, with or from FDA with respect to the Licensed Antibody or the Product, (b) the UCB Agreement and any other In-Licenses, and (c) the Incyte Agreement and any other Out-Licenses.

“Purchase Price” is defined in Section 2.2.

“Qualified Assignee” means any Person other than a Company Competitor or Distressed Debt Investor.

“Qualified Licensee” means any global biopharmaceutical company that is ranked within the top [***] biopharmaceutical companies for revenues from sales of products in the Territory for the most recently ended four quarter period (determined as of the date the applicable Permitted License is executed).

“Receiving Party” is defined in Section 8.1.

“Refinancing Transaction” is defined in the definition of “Permitted Convertible Debt”.

“Regulatory and IP Semi-Annual Report” is defined in Section 6.1(g).

“Regulatory Updates” means a summary of any and all material information and developments that materially impact the Product with respect to any regulatory filings with, or submissions made to, the FDA.

“Report” is defined in Section 6.1(g).

“Representative” means, with respect to any Person, any manager, director, trustee, officer, employee, legal or financial advisor, consultant, representative or agent of such Person.

“Restricted Indebtedness” means any secured Indebtedness or any Convertible Debt.

[***].

“Revenue Participation Right” means the right to receive the Royalty Payments hereunder, which shall exist upon, and continue following, the Closing regardless of the amount of the Pre-Tax Profit (Loss) Share actually received by the Seller under the Incyte Agreement.

“Revised Consent Letter” means that certain Revised Consent to Sublicensing Letter dated September 22, 2021 from UCB, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Royalty Cap” means $822,500,000.

“Royalty Financing” means any financing, sale, or borrowing of or against royalties, receivables, or other payments related to any products of the Seller, its Affiliates, or their Licensees.

“Royalty Payments” means, for each calendar quarter beginning on January 1, 2025 until the Royalty Termination Date, an amount payable to the Buyer equal to the amount of all aggregate Net Sales during such calendar quarter multiplied by the Royalty Rate.

“Royalty Rate” means 13.8%; subject to the following adjustments:

a) if Net Sales for the 12 months ended March 31, 2028 are (i) less than $[***] and equal to or greater than $[***], then in respect of Net Sales occurring on or after April 1, 2028, the Royalty Rate shall be increased to [***]% or (ii) less than $[***], then in respect of Net Sales occurring on or after April 1, 2028, the Royalty Rate shall be increased to [***]%;

b) if Net Sales for the 12 months ended March 31, 2029 are less than $[***], then, regardless of whether the Royalty Rate was adjusted as a result of clause (a), the Royalty Rate in respect of Net Sales occurring on or after April 1, 2029 shall be [***]%; and

c) if the Royalty Rate was adjusted pursuant to clause (a) and Net Sales for the 12 months ended March 31, 2029 are: (i) greater than $[***] but less than $[***], then the Royalty Rate in respect of Net Sales occurring on or after April 1, 2029 shall remain as adjusted by clause (a) (i.e., at [***]% or [***]%, as adjusted), or (ii) equal to or greater than $[***], then the Royalty Rate in respect of Net Sales occurring on or after April 1, 2029 shall be decreased to [***]%.

“Royalty Termination Date” means the first date on which (i) aggregate payments of the Royalty Payments actually received by the Buyer equal the Royalty Cap or (ii) the Seller repurchases the Revenue Participation Right from the Buyer pursuant to Article 9 of this Agreement.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Seller, any of its Affiliates, Commercialization Partners, Licensees, or FDA relating to an alleged lack of safety or regulatory compliance of the Product.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements, and other documents (including exhibits (including, without limitation, this Agreement) and all other information incorporated therein) required to be filed by the Seller or, if applicable, the Buyer, with the SEC.

“Secured Assets” is defined in the definition of “Permitted Secured Indebtedness”.

“Seller” is defined in the preamble. References to the Seller herein shall be deemed to include any assignee of the Seller pursuant to Section 11.4.

“Seller Certificate” is defined in Section 5.1(i).

“Seller Indemnified Parties” is defined in Section 7.1(b).

“Senior Debt Provider” is defined in the definition of “Permitted Secured Indebtedness”.

“Senior Lender Liens” is defined in the definition of “Permitted Secured Indebtedness”.

“SNDX-ms6352 Antibody” means the Antibody designated by the Seller as “SNDXms6352,” which is an anti-mouse CSF-1R Antibody that is a surrogate Antibody for the Licensed Antibody.

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries. For purposes hereof, the Seller shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means the United States of America and its respective territories, districts, commonwealths and possessions (including Guam and Puerto Rico).

“Third Party” means any Person that is not the Seller or the Seller’s Affiliates.

“Transaction Documents” means this Agreement, the Bilateral Common Interest and Joint Privilege Agreement, the Bill of Sale, any Acceptable Intercreditor Agreement, and any related security agreements, ancillary documents or agreements executed in connection therewith.

“UCB” means UCB Biopharma Srl (formerly known as UCB Biopharma Sprl).

“UCB Agreement” means that certain License Agreement between the Seller and UCB, dated July 1, 2016, as supplemented by that certain Side Agreement dated July 1, 2016, and as amended by that certain Amendment Agreement dated July 9, 2019, the UCB Settlement Agreement, and the UCB Consent, and as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“UCB Biopharma Background Patents” has the meaning ascribed to such term in Section 1.204 of the UCB Agreement.

“UCB Confidential Information” means, collectively, (i) the terms and conditions of the UCB Agreement, (ii) any and all Confidential Information (as defined in the UCB Agreement) disclosed by or on behalf of UCB under the UCB Agreement or any other agreement between UCB and the Seller, and (iii) any and all other information that is otherwise disclosed by or on behalf of UCB to the Seller or the Buyer on a confidential basis.

“UCB Consent” means that certain letter agreement, dated as of October 25, 2024, by and between UCB and the Seller, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“UCB Settlement Agreement” means that certain Mutual Release and Settlement Agreement by and between UCB and the Seller, dated as of June 6, 2022, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Upstream Licenses” has the meaning ascribed to such term in Section 1.58 of the UCB Agreement.

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns;

(e) except as expressly provided otherwise, definitions are applicable to the singular as well as the plural forms of such terms;

(f) except as expressly provided otherwise, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Article 2

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1 Purchase, Sale and Assignment.

(a) At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, without recourse (except as expressly provided herein), and the Buyer shall purchase, acquire and accept from the Seller, the Revenue Participation Right, free and clear of all Liens. Immediately upon the sale to the Buyer by the Seller of the Revenue Participation Right pursuant to this Section 2.1, all of the Seller’s right, title and interest in and to the Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Buyer.

(b) It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. The Seller hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of “accounts” or “payment intangibles” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the seller and the Buyer as the buyer in respect to the Revenue Participation Right and any “proceeds” (as defined in the UCC) thereof. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the payment of amounts to the Buyer equal to the Royalty Cap less all Royalty Payments received by the Buyer pursuant to this Agreement, a security interest in and to all right, title and interest in, to and under (x) [***], the Product Collateral and (y) [***], the Revenue Participation Right, the Royalty Payments and any “proceeds” (as defined in the UCC) thereof (collectively, the “Back-Up Security Interest”), and the Seller does hereby authorize the Buyer, from and after the Closing, to file such security filings and financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest. [***]. The Buyer will promptly take such action and execute such documents as the Seller may reasonably request, at the Seller’s sole expense, to evidence such release.

Section 2.2 Purchase Price. At the Closing and upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to the Seller for the sale, transfer, assignment and conveyance of the Revenue Participation Right to the Buyer is $350,000,000 in cash (the “Purchase Price”).

Section 2.3 No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter.

Article 3

CLOSING

Section 3.1 Closing. The Closing shall take place remotely via the exchange of documents and signatures on the date hereof, subject to the satisfaction or waiver of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing).

Section 3.2 Payment of Purchase Price. On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Article 5, the Buyer shall deliver (or cause to be delivered) payment of the Purchase Price to the Seller by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by the Seller.

Section 3.3 Bill of Sale. On the Closing Date, upon confirmation of the receipt of the Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right in form attached hereto as Exhibit A (the “Bill of Sale”).

Article 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Seller’s Representations and Warranties. Except as set forth on Schedule 4.1 to the Disclosure Schedule attached hereto, the Seller represents and warrants to the Buyer that as of the date hereof:

(a) Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c) Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller or the Revenue Participation Right, (iii) contravene or conflict with or constitute a material default under any material Contract or Judgment binding upon or applicable to the Seller or the Revenue Participation Right, or (iv) contravene or conflict with or constitute a default under (A) the UCB Agreement, (B) the Incyte Agreement, or (C) except to the extent that such contravention, conflict, or breach would not reasonably be expected to result in a Material Adverse Effect, any other Contract binding upon or applicable to the Seller or any of its Affiliates.

(e) Consents. Except for the consents that have been obtained on or prior to the Closing, the UCC financing statements contemplated by Section 2.1(b), or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f) No Litigation. Neither the Seller nor any of its Affiliates, is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against the Seller, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g) Compliance.

(i) All applications, submissions, information and data related to the Product submitted or utilized as the basis for any request to FDA by or on behalf of the Seller, its Affiliates, or, to the Knowledge of the Seller, its Licensees were true and correct in all material respects as of the date of such submission or request. To the Knowledge of the Seller, any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the FDA.

(ii) Neither the Seller nor its Affiliates or, to the Knowledge of the Seller, its Licensees, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or any similar policies by FDA, set forth in any applicable laws or regulations. Neither the Seller nor, to the Knowledge of the Seller, any of its officers, employees, contractors or agents is the subject of any pending or, to the Knowledge of the Seller, threatened investigation by FDA that could reasonably result in the invocation of the FDA Application Integrity Policy or any similar policies by FDA.

(iii) The Seller has provided to the Buyer prior to the date hereof in a data room available to the Buyer true and correct copies or summaries of all material written communications sent or received by the Seller and any of its Affiliates (or its Licensees, to the extent the Seller has actually received copies of such communications from such Licensees) to or from FDA since January 1, 2021 that relate to the Product.

(iv) None of the Seller or any of its Affiliates or, to the Knowledge of the Seller, its Licensees or any Third Party manufacturer of the Product, has received from the FDA a Warning Letter, Form FDA-483, Untitled Letter or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA with regard to the Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Seller or such Affiliate, Licensee, or Third Party manufacturer, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(v) Since January 1, 2021, (A) there have been no Safety Notices, (B) to the Knowledge of the Seller, there are no unresolved material product complaints with respect to the Product, which would result in a Material Adverse Effect, and (C) to the Knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to the Product, or (2) a material change in the labeling of the Product. Since January 1, 2021, neither the Seller nor any of its Affiliates nor, to the Knowledge of the Seller, its Licensees, has experienced any significant failures in the manufacturing of the Product for clinical use or commercial sale that have not been resolved, or that would, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect. To the Knowledge of the Seller, no facts exist with respect to, and the Seller does not expect any impediments to, the manufacturing of the Product that would, individually or in the aggregate, reasonably be expected to delay Commercial Launch beyond March 31, 2025.

(vi) The Seller, its Affiliates and, to the Knowledge of the Seller, its Licensees, possess all material permits, licenses, registrations, certificates, authorizations, orders and approvals from FDA necessary to conduct their business as currently conducted with respect to the Product (collectively, “Permits”). None of the Seller or any of its Affiliates or, to the Knowledge of the Seller, its Licensees have received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any Permit. Neither the Seller, its Affiliates, nor, to the Knowledge of the Seller, any Licensee, officer, employee or agent of the Seller or its Affiliates or Licensees has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Entities, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration or under any similar program or by any Governmental Entities, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any other Governmental Entities. Neither the Seller, its Affiliates, nor, to the Knowledge of the Seller, any Licensee, officer, employee, contractor or agent of the Seller or its Affiliates or Licensees has made an untrue statement of material fact on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA.

(vii) The Seller, its Affiliates and, to the Knowledge of the Seller, its Licensees is and has been in compliance with all applicable laws administered or issued by the FDA, including the Federal Food, Drug, and Cosmetic Act, applicable requirements in FDA regulations, and any orders issued by FDA, and all other laws regarding ownership, developing, testing, manufacturing, packaging, storage, import, export, disposal, marketing, distributing, promoting, and complaint handling or adverse event reporting for the products of the Seller, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

(h) Licenses.

(i) In-Licenses. Attached hereto as Exhibit C is a true, correct and complete copy of the UCB Agreement. The Seller has delivered to the Buyer true, correct and complete copies of (A) any development, commercialization, royalty, or milestone reports with respect to the Territory under the UCB Agreement, and (B) subject to the UCB Consent, any material notice or communications related to the UCB Agreement that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect. Any material notice or communications not delivered under clause (B) as a result of the UCB Consent do not disclose matters that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect. Except for the UCB Agreement, there are no In-Licenses. Other than the Revised Consent Letter, the UCB Agreement is the only Contract between the Seller (or any predecessor or Affiliate thereof), on the one hand, and UCB (or any predecessor or Affiliate thereof), on the other hand, relating to the Licensed Antibody or the Product. Neither the Seller nor UCB has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of the UCB Agreement. There is no proposal made by or to the Seller or its Affiliates to amend or waive any provision of the UCB Agreement in any manner that (1) would result in a breach of this Agreement or (2) would otherwise reasonably be expected to have a Material Adverse Effect.

(ii) Out-Licenses. Attached hereto as Exhibit D is a true, correct and complete copy of the Incyte Agreement. The Seller has delivered to the Buyer true, correct and complete copies of all License Agreement Correspondence. Except for the Incyte Agreement, there are no Out-Licenses. Other than the Revised Consent Letter, the Incyte Agreement is the only Contract between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Incyte (or any predecessor or Affiliate thereof), on the other hand, relating to the Licensed Antibody or the Product. Neither the Seller nor Incyte has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of the Incyte Agreement. There is no proposal made by or to the Seller or its Affiliates to amend or waive any provision of the Incyte Agreement in any manner that (A) would result in a breach of this Agreement or (B) would otherwise reasonably be expected to have a Material Adverse Effect.

(iii) No Other Agreements. Other than the Incyte Agreement, the UCB Agreement, and the Revised Consent Letter, there are no other material Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Incyte or UCB (or any predecessor or Affiliate thereof), on the other hand, that relate to the Incyte Agreement, the UCB Agreement, any Patent Rights, the Licensed Antibody or the Product (including the research, development or commercialization thereof), or the Royalty Payments. To the Knowledge of the Seller, the Incyte Agreement and the Revised Consent Letter are the only material Contracts between Incyte (or any predecessor or Affiliate thereof), on the one hand, and any other Person, on the other hand, relating to the Licensed Antibody or the Product (including the research, development or Commercialization thereof), other than any Contracts entered into in the ordinary course with Distributors and/or contract manufacturing organizations (provided they are solely engaged in manufacturing) and other non-sales force service contractors (provided they are not engaged in any material Commercialization activities). To the Knowledge of the Seller, the UCB Agreement, the Revised Consent Letter, and the Upstream Licenses are the only material Contracts between UCB (or any predecessor or Affiliate thereof), on the one hand, and any other Person, on the other hand, relating to the Licensed Antibody or the Product (including the research, development or commercialization thereof), other than any Contracts entered into in the ordinary course with contract manufacturing organizations (provided they are solely engaged in manufacturing) and other non-sales force service contractors. No executed, draft or proposed Contract between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Incyte or UCB (or any predecessor or Affiliate thereof), on the other hand, contains any provision, term or condition that would reasonably be expected to result in a Material Adverse Effect.

(iv) Validity and Enforceability of In-Licenses and Out-Licenses. Each of the UCB Agreement and the Incyte Agreement is a valid and binding obligation of the Seller and the respective counterparty thereto. Each of the UCB Agreement and the Incyte Agreement is enforceable against each respective counterparty thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). The Seller has not received any written notice in connection with the UCB Agreement or the Incyte Agreement challenging the validity, enforceability or interpretation of any provision of such agreement.

(v) No Termination. The Seller has not (A) given notice to a counterparty of the termination of the UCB Agreement or the Incyte Agreement (whether in whole or in part) or any notice to a counterparty expressing any intention or desire to terminate the UCB Agreement or the Incyte Agreement or (B) received from a counterparty thereto any written notice of termination of the UCB Agreement or the Incyte Agreement (whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate the UCB Agreement or the Incyte Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of, or either the Seller or a counterparty thereto having the right to terminate (other than contractual rights to terminate for convenience), the UCB Agreement or the Incyte Agreement.

(vi) No Breaches or Defaults. There is and has been no material breach or default under any provision of the UCB Agreement or the Incyte Agreement either by the Seller or, to the Knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by the Seller or, to the Knowledge of the Seller, by the respective counterparty to such agreement.

(vii) Payments Made. Incyte has made all payments to the Seller required under the Incyte Agreement as of the date hereof. The Seller has made all payments to UCB required under the UCB Agreement as of the date hereof. To the Knowledge of the Seller, other than the payments payable to the applicable counterparties under the Upstream Licenses, the Seller’s payments to UCB required under the UCB Agreement, and the payments payable to Incyte and the Seller under the Incyte Agreement, no Person is owed any royalty payment, milestone payment or other payment of any kind in connection with the discovery, research, development, manufacture, use, sale or other exploitation of the Licensed Antibody or the Product.

(viii) No Assignments. The Seller has not consented to any assignment by the counterparty to the UCB Agreement or the Incyte Agreement of any of its rights or obligations under any such agreement and, to the Knowledge of the Seller, the counterparty has not assigned any of its rights or obligations under any such agreement to any Person. The Seller has not conveyed, assigned or in any other way transferred all or any portion of its right, title and interest in and to the Revenue Participation Right, the Royalty Payments, any Patent Rights, the UCB Agreement, or the Incyte Agreement, except for the Seller’s grant of a security interest to Hercules Capital, Inc. pursuant to that certain Loan and Security Agreement, dated as of February 7, 2020, as amended from time to time, and the other Loan Documents (as defined therein), which credit facility and security interest have since been terminated and released.

(ix) No Indemnification Claims. The Seller has not notified any Person of any claims for indemnification under the UCB Agreement or the Incyte Agreement nor has the Seller received any claims for indemnification under the UCB Agreement or the Incyte Agreement.

(x) No Infringement. Neither the Seller nor any of its Affiliates has received any written notice from, or given any written notice to, any counterparty to the UCB Agreement or the Incyte Agreement regarding any infringement of any of the Existing Patent Rights.

(xi) Product. Niktimvo is a Product under the Incyte Agreement, and to the Knowledge of the Seller, there are no other Products being researched, developed or Commercialized in the Territory by or on behalf of Incyte under the Incyte Agreement. Incyte is required to pay the Pre-Tax Profit (Loss) Share under Section 7.6(c) of the Incyte Agreement on all Net Sales of the Product in the Territory by or on behalf of Incyte, its Affiliates, and any of their (sub)licensees.

(xii) Audits. Neither the Seller nor UCB has initiated any inspection or audit of books of accounts or other records pertaining to Net Sales or the calculation of Pre-Tax Profit (Loss), royalties, milestone payments or other amounts payable to the Seller under the Incyte Agreement or to UCB under the UCB Agreement.

(i) No Liens; Title to Revenue Participation Right. None of the Product Collateral is subject to any Lien, except for a Permitted Lien. Upon the Closing, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Revenue Participation Right, free and clear of all Liens.

(j) Manufacturing; Supply. To the Knowledge of the Seller, all Licensed Antibody and Product has, since January 1, 2021, been manufactured, transported, stored and handled in all material respects in accordance with applicable law and with good manufacturing practices. Since January 1, 2021, neither the Seller nor any Affiliate of the Seller nor, to the Knowledge of the Seller, any of its Licensees, has experienced any significant failures in the manufacturing or supply of the Licensed Antibody or the Product that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect. The Seller or, to the Knowledge of the Seller, Incyte has on hand or has made adequate provisions to secure sufficient clinical quantities of Product to complete all clinical trials and all activities required for Marketing Approvals, in each case, that are ongoing or planned as of the date hereof. The Seller or, to the Knowledge of the Seller, Incyte has on hand or has made adequate provisions to secure sufficient quantifies or Product to support the commercial launch of the Product in the Territory.

(k) Intellectual Property.

(i) Schedule 4.1(k)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (the “Existing Patent Rights”). Except as indicated on Schedule 4.1(k)(i) of the Disclosure Schedule, the Seller is the sole and exclusive owner of all of the Existing Patent Rights. To the Knowledge of the Seller, Incyte is the sole and exclusive owner of all the currently existing Incyte Foreground Patents included within the Existing Patent Rights (the “Existing Incyte Patent Rights”), the Seller and Incyte are the only joint owners of and have a joint interest in all of currently existing Joint Foreground Patents included within the Existing Patent Rights, and UCB is the sole and exclusive owner of all the currently existing UCB Biopharma Background Patent included within the Existing Patent Rights (the “Existing UCB Patent Rights”). Schedule 4.1(k)(i) of the Disclosure Schedule specifies as to each listed patent or patent application the assignee, the respective patent or application numbers, and the issue and filing dates.

(ii) Neither the Seller nor any of its Affiliates is a party to any pending and, to the Knowledge of the Seller, there is no other pending or threatened, litigation, interference, reexamination, opposition or like procedure involving any of the Existing Patent Rights.

(iii) All of the issued patents within the Existing Patent Rights are (A) to the Knowledge of the Seller, valid and enforceable and (B) in full force and effect. None of the issued Patents within the Existing Patent Rights have lapsed, expired or otherwise terminated. The Seller and its Affiliates, and to the Knowledge of the Seller, Incyte, UCB, and their Affiliates, have not received any written notice relating to the lapse, expiration or other termination of any of the issued Patents within the Existing Patent Rights, and the Seller and its Affiliates, and to the Knowledge of the Seller, Incyte, UCB, and their Affiliates, have not received any written legal opinion that alleges that, an issued patent within any of the Existing Patent Rights is invalid or unenforceable.

(iv) The Seller and any of its Affiliates, and to the Knowledge of the Seller, Incyte, UCB, and their Affiliates, have not received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(v) The Seller and its Affiliates have not received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the Seller-owned Existing Patent Rights. To the Knowledge of the Seller, Incyte, UCB and their Affiliates, have not received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of Incyte in and to or the rights of UCB in and to, or the patentability, validity or enforceability of, respectively, any of the Existing Incyte Patent Rights and the Existing UCB Patent Rights. The Seller and its Affiliates and, to the Knowledge of the Seller, Incyte, UCB and their Affiliates, have not received any written notice of any claim by any Person asserting that the development, manufacture, importation, sale, offer for sale or use of the Licensed Antibody or the Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.

(vi) To the Knowledge of the Seller, the discovery, development manufacture, importation, sale, offer for sale or use of the Licensed Antibody or the Product, in each case in the form the Licensed Antibody or the Product exists as of the date hereof and as such activity is currently contemplated by the Seller or Incyte, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party. Other than pursuant to the UCB Agreement and the Incyte Agreement, to the Knowledge of the Seller, Licensee has not in-licensed any Patents or other intellectual property rights necessary to the discovery, development, manufacture, use, sale, offer for sale or import of the Licensed Antibody or the Product.

(vii) To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Rights.

(viii) The Seller and, to the Knowledge of the Seller, UCB, and Licensee, have timely paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights.

(ix) To the Knowledge of the Seller, except for UCB with respect to the UCB Biopharma Background Patents, no Third Party has a binding contractual right to prosecute any Patent Rights on behalf of Incyte. To the Knowledge of the Seller, UCB has not elected to not prosecute any of the UCB Biopharma Background Patents pursuant to Section 5.2(a) of the UCB Agreement or as contemplated under Section 11.1 of the Incyte Agreement. To the Knowledge of the Seller, Incyte has not elected to not prosecute any of the Patent Rights pursuant to Sections 11.2 or 11.3 of the Incyte Agreement. The Seller does not own, in-license or otherwise control or have rights to any Patents that are necessary or reasonably useful for the research, development, manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Antibody or the Product and are not licensed to Incyte under the Incyte Agreement.

(l) Foreign Corrupt Practices Act. Neither the Seller, any of its controlled Affiliates, nor, to the Knowledge of the Seller, any of its or their directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Seller, any of its controlled Affiliates, nor, to the Knowledge of the Seller, any of their directors, officers, employees or agents have made or authorized any bribe, improper rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable law, rule or regulation. To the Knowledge of the Seller, neither the Seller, any of its controlled Affiliates, nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action, by a Governmental Entity, related to the FCPA or any other anti-corruption law.

(m) Lien Related Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding five years has been, “Syndax Pharmaceuticals, Inc.” The Seller is, and for the prior five years has been, incorporated in the State of Delaware. The address of the chief executive office of the Seller is 35 Gatehouse Drive, Building D, Floor 3, Waltham, MA 02451.

(n) Brokers’ Fees. Except for Goldman Sachs & Co. LLC, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.2 Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to the Seller that:

(a) Existence; Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization. The Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c) Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

(e) Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g) Financing. The Buyer has sufficient cash to pay the Purchase Price at the Closing. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.3 No Implied Representations and Warranties. The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in this Article 4, (a) there are no representations or warranties of the Seller either expressed or implied, including with respect to the Patent Rights or Royalty Payments or otherwise, and that the Buyer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in this Article 4, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of the Product or the aggregate Royalty Payments due to the Buyer will achieve any specific amounts (it being understood and agreed that nothing in this Section 4.3 shall limit in any way the Seller’s obligations under Article 8). Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Section 4.3. Except for the Revenue Participation Right, Back-up Security Interest and the Buyer’s rights under Section 6.6(d), the Buyer further acknowledges and agrees that no licenses or assignments under any assets (including the Patent Rights or any other intellectual property) of the Seller and its Affiliates are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

Article 5

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(b) The representations and warranties of the Seller contained in Section 4.1 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and as of the Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Buyer shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(c) Since December 31, 2023, no event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect. The Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(d) There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e) There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation Right.

(f) The Buyer shall have received a valid, properly executed Internal Revenue Service Form W-9 from the Seller.

(g) The Seller shall have delivered to the Buyer a duly executed counterpart of the Bilateral Common Interest and Joint Privilege Agreement.

(h) The Seller shall have delivered to the Buyer the legal opinions of Cooley LLP, as counsel to the Seller, in substantially the forms attached hereto as Exhibit E.

(i) The Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Seller, dated the Closing Date, certifying as to (i) the incumbency of each officer of the Seller executing this Agreement and (ii) the attached thereto copies of (A) the Seller’s certificate of incorporation, (B) bylaws, and (C) resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (the “Seller Certificate”).

(j) The Seller shall have confirmed it has scheduled delivery to Buyer of a CD or USB containing copies of all documents uploaded to the data room related to the transactions contemplated by this Agreement, as of the date hereof, maintained by the Seller and made available to the Buyer, including all documents referred to in Section 4.1(g)(iii) and Section 4.1(h).

Section 5.2 Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate executed by a duly authorized person of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(b) The representations and warranties of the Buyer contained in Section 4.2 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made at and as of the date hereof and Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date or such other date, as applicable. The Seller shall have received a certificate executed by a duly authorized person of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(c) There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d) There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation Right.

(e) The Seller shall have received from the Buyer a valid, properly executed Internal Revenue Service Form W-9.

(f) The Seller shall have received a certificate of an authorized person of the Buyer, dated the Closing Date, certifying as to the incumbency of the authorized signatory executing this Agreement on behalf of the Buyer.

Article 6

COVENANTS

Section 6.1 Reporting. From and after the Closing and until the date of termination of this Agreement pursuant to Article 10 (except as provided in Section 10.4), the Seller shall provide the Buyer:

(a) as soon as available, and in any event within 90 days after the end of each fiscal year of the Seller (or, if later, the date required to be filed with the SEC) (commencing with the fiscal year ending December 31, 2024), a consolidated balance sheet of the Seller and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Seller (or, if later, the date required to be filed with the SEC) (commencing with the fiscal quarter ending March 31, 2025), a consolidated balance sheet of the Seller and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Seller’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year;

(c) prompt notification (and in any event within two Business Days) following the Seller becoming aware of the occurrence of a Default or an Event of Default;

(d) prompt notification (and in any event within 10 Business Days) following the Seller becoming aware of (i) any developments that would reasonably be expected to cause the Commercial Launch to occur later than January 31, 2025, and (ii) if Commercial Launch does not occur by January 31, 2025, any developments that would reasonably be expected to further delay Commercial Launch thereafter;

(e) promptly (and in any event within 10 Business Days) following the delivery or receipt by the Seller thereof, (i) any Safety Notices and (ii) any minutes of, and other reports and materials distributed at, the meetings of the JSC, JDC, JCC, JMC, Finance Working Group (each as defined in the Incyte Agreement) and any other subcommittee or working group;

(f) promptly following the end of each six-month period in a calendar year (commencing with the six-month period ending (i) with respect to Commercial Updates, December 31, 2024 and (ii) otherwise, June 30, 2025), but in any event, in each case, no later than 45 calendar days after the end of such six-month period, a reasonably detailed semi-annual report setting forth, with respect to such same period, (A) any Clinical Updates and (B) the Commercial Updates (the “Clinical and Commercial Semi-Annual Report”);

(g) promptly following the end of each six-month period in a calendar year (commencing with the six-month period ending (i) with respect to Regulatory Updates, December 31, 2024 (provided that the first Regulatory Update may cover solely the fourth quarter of 2024) and (ii) otherwise, June 30, 2025), but in any event, in each case, no later than 45 calendar days after the end of such six-month period, as applicable, a reasonably detailed semi-annual report setting forth, with respect to such same period, (i) the Regulatory Updates, and (ii) the Intellectual Property Updates, including any docket reports pursuant to Section 6.6(e) (the “Regulatory and IP Semi-Annual Report”, and, collectively with the Clinical and Commercial Semi-Annual Reports, the “Reports”);

(h) If the Seller plans, or if the Seller becomes aware that Incyte or the counterparty to an Out-License that is not the Incyte Agreement (subject to the Seller’s applicable confidentiality obligations, to the extent they exist under such applicable Out-License that is not the Incyte Agreement), plans, to issue a press release or otherwise make a new public disclosure of top-line data from a pivotal Clinical Trial or any other information that would reasonably reflect the occurrence (or expected occurrence) of a Material Adverse Effect, then the Seller shall use commercially reasonable efforts to provide the Buyer with a copy of such press release or other disclosure at least 24 hours prior to its publication or announcement; and

(i) The Seller shall include in each Report any (i) material CMC updates and (ii) details as to the achievement of any development, sales, regulatory or other milestone event set forth in each In-License or Out-License.

Subject to applicable confidentiality obligations, to the extent they exist under an Out-License that is not the Incyte Agreement, the Seller shall also provide the Buyer with such additional information regarding the Product as the Buyer may reasonably request from time to time. The Seller shall, and shall cause its controlled Affiliates to, prepare and maintain, and shall use commercially reasonable efforts to cause its Licensees to prepare and maintain, reasonably complete and accurate records of the information to be disclosed in each Report. All Reports, and the Confidential Information contained therein, shall be the Confidential Information of the Seller and subject to the obligations of confidentiality set forth in Article 8.

Documents required to be delivered pursuant to Section 6.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR).

Section 6.2 Royalty Payments; Revenue Participation and Royalty Payment Details.

(a) For each calendar quarter beginning on January 1, 2025 and until the Royalty Termination Date, the Seller shall pay to the Buyer, without any setoff or offset (subject to Section 6.4 and Section 6.5), the Royalty Payment promptly, but in any event no later than 60 calendar days after the end of such calendar quarter. A late fee of 4% over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Royalty Payment from the date that such obligation was due (the “Late Fee”). The imposition and payment of a Late Fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.

(b) For each calendar quarter beginning on January 1, 2025 and until the Royalty Termination Date, promptly, but in any event no later than 60 calendar days after the end of such calendar quarter, the Seller shall provide to the Buyer (i) a true, correct, and complete copy of each report covering the Territory received by the Seller under Section 8.3(e) of the Incyte Agreement, or (ii) if the Incyte Agreement is no longer in effect, a report setting forth in reasonable detail (A) the calculation of Gross Sales and Net Sales in the Territory for the applicable calendar quarter (including a reasonably detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales) and (B) the calculation of the Royalty Payment payable to the Buyer for the applicable calendar quarter, identifying the number of units of the Product sold by the Seller, its Affiliates and each Commercialization Partner or Licensee.

(c) Any payments required to be made by either party under this Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment.

(d) For the avoidance of doubt, the Seller’s obligation to pay the Royalty Payments to the Buyer hereunder is not conditioned on receipt by the Seller of any payment under the Incyte Agreement, any Permitted License, any Out-License or any other out-license.

Section 6.3 Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

Section 6.4 Inspections and Audits of the Seller. Following the Closing, upon at least 14 Business Days written notice and during normal business hours, no more frequently than once per calendar year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the three calendar years prior to the audit for the purpose of determining the correctness of the calculation of the Royalty Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Buyer, unless the independent public accounting firm determines that Royalty Payments previously paid to the Buyer during the period of the audit were underpaid by an amount greater than 5% of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by the Seller. Any such accounting firm or the Seller shall not disclose the confidential information of the Seller or any such Licensee relating to the Product to the Buyer, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments or otherwise would be included in a Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to Article 8. If any such audit discloses any underpayments by the Seller to the Buyer, then such underpayment shall be paid by the Seller to the Buyer within 30 calendar days of it being so disclosed. If any such audit discloses any overpayments by the Seller to the Buyer, then the Seller shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to the Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly Royalty Payment due hereunder, the Buyer shall promptly refund an amount equal to any such remaining overpayment.

Section 6.5 Inspections and Audits of Licensee. If either party hereto desires to cause an audit or inspection by an independent public accounting firm under an Out-License, including the Incyte Agreement, to be made for the purpose of determining the correctness of the calculation of Net Sales, then the Seller and the Buyer agree to consult in good faith with each other in connection therewith. Following such consultation the Seller may, and if requested by the Buyer, shall, to the extent permitted under such Out-License, exercise its rights under the applicable Out-License to cause such an inspection or audit to be made. The Seller shall notify the Buyer in writing if it initiates an inspection and/or audit of the books of account of any counterparty to an Out-License. The Seller shall select such independent public accounting firm as reasonably designated by the Buyer for an audit requested by the Buyer. The party hereto requesting hereunder that such an inspection or audit be made shall pay the expenses associated therewith (including the fees and expenses of such independent public accounting firm designated for such purpose); provided, however, that, if, following the completion of such an inspection or audit requested by the Buyer hereunder, the Licensee reimburses the Seller for the expenses of such inspection or audit, the Seller shall promptly (and in any event within seven Business Days) following receipt by the Seller of such reimbursement remit the amount of such reimbursement to the Buyer to the extent that the Buyer paid such expenses. The Seller shall provide to the Buyer a copy of any audit report conducted with respect to an Out-License within seven Business Days of receipt thereof, which copy may be redacted; provided that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of Net Sales and the Royalty Payments made under this Agreement. If any such audit discloses any underpayments by the Seller to the Buyer, then such underpayment shall be paid by the Seller to the Buyer within 30 calendar days of it being so disclosed. If any such audit discloses any overpayments by the Seller to the Buyer, then the Seller shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to the Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly Royalty Payment due hereunder, the Buyer shall promptly refund an amount equal to any such remaining overpayment.

Section 6.6 Intellectual Property Matters.

(a) The Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of the Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than 10 Business Days following such delivery or receipt.

(b) If, to the Knowledge of the Seller, a Third Party infringes, or is suspected of infringing, any Patent Right, the Seller shall promptly inform the Buyer of such infringement or suspected infringement. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement of any Patent Rights delivered or received by the Seller, as well as copies of material correspondence related thereto and such documentation and information related thereto as the Buyer reasonably requests, including, communications between the counterparty thereto and the Seller under the Incyte Agreement or a Permitted License, in each case as soon as practicable and in any event not more than seven Business Days following such delivery or receipt.

(c) The Seller shall keep the Buyer reasonably informed of, and shall consider in good faith any comments provided by the Buyer with respect to, any enforcement action of the Patent Rights under the Incyte Agreement or a Permitted License. To the extent Licensee enforces any of the Patent Rights in accordance with the Incyte Agreement or a Permitted License together with any other Patents owned or controlled by Licensee, the Seller agrees to negotiate in good faith with Licensee and agree to a reasonable allocation of proceeds as between the Patent Rights and any other Patents that were subject to such suit. In each such case, the Seller shall obtain and deliver to the Buyer an accounting detailing the proceeds allocated to the Patent Rights. Within 10 Business Days of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, the Seller shall provide the Buyer with written notice of such enforcement action.

(d) The Seller shall, with respect to any Patent Rights for which the Seller controls the prosecution and maintenance, (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable (A) to diligently prosecute, preserve and maintain any such Patent Rights, including payment of maintenance fees or annuities on any such Patent Rights, and (B) to extend the term of any such Patent Rights or exclusivity period for the Product (including any patent term extension(s) or supplementary protection certificate(s) with respect to any such Patent Rights, regulatory exclusivity periods with respect to the Product, or the like), in each case ((A) and (B)), including to the extent permitted in accordance with the UCB Agreement, the Incyte Agreement or a Permitted License; (ii) prosecute any corrections, substitutions, reissues, reviews, reexaminations and any other forms of patent term restoration of any such Patent Rights, including to the extent permitted in accordance with the UCB Agreement, the Incyte Agreement or a Permitted License; (iii) diligently enforce and defend any such Patent Rights, and defending any counterclaim of invalidity or unenforceability or action of a Third Party for declaratory judgment of non-infringement or non-interference, including to the extent permitted in accordance with the UCB Agreement, the Incyte Agreement or a Permitted License; and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against Third Party infringers) of, any such Patent Rights, including to the extent permitted in accordance with the UCB Agreement, the Incyte Agreement or a Permitted License. The Seller shall keep the Buyer reasonably informed of, and shall consider in good faith any comments provided by the Buyer with respect to, the activities under this Section 6.6(d).

(e) Promptly (and in any event within seven Business Days) following the receipt by the Seller of any patent prosecution, enforcement or defense updates provided by Licensee or UCB with respect to Patent Rights, the Seller shall furnish a true, correct and complete copy of the same to the Buyer. The Seller agrees to use its commercially reasonable efforts to obtain from Licensee and UCB, and deliver to the Buyer, on an annual basis, a complete and accurate docket report for all Patent Rights; provided that if the Seller is unable to obtain such a docket report from Licensee or UCB in any given year, the Seller shall deliver a complete and accurate, to the best of the Seller’s knowledge, docket report for all Patent Rights.

(f) If the Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to the Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller (or any party to an In-License or Out-License of such Patent Rights entitled to such reimbursement under any such In-License or Out-License) in bringing such action (including all reasonable attorney’s fees), (ii) any remaining amounts will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or Out-Licenses of such Patent Rights, if any, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales of the Product in the Territory.

(g) The Buyer shall have the right to participate in any action, suit or other proceeding or any material meeting or material discussion relating to the infringement, legality, validity or enforceability of the Patent Rights, including any counterclaim, settlement discussions or meetings. The parties hereto shall enter into the Bilateral Common Interest and Joint Privilege Agreement at the Closing, and the Seller acknowledges and agrees that it will not object to the Buyer participating in such action, suit or other proceeding or such meeting or discussion and will not assert that such participation could adversely affect the maintenance by the Seller of any applicable attorney-client privilege.

Section 6.7 In-Licenses.

(a) The Seller shall promptly (and in any event within 10 Business Days) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.

(b) The Seller shall comply in all material respects with its obligations under the UCB Agreement and shall use Commercially Reasonable Efforts to comply in all material respects with its obligations under any other In-Licenses it enters into, and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within seven Business Days, after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged breach under any In-License, the Seller shall provide the Buyer a copy thereof or a written summary of any such oral notice. The Seller shall keep the Buyer reasonably informed of, and shall consult with the Buyer regarding such alleged breach and shall consider in good faith any comments of the Buyer with respect to curing any such breaches. The Seller shall cure any material breach by it under the UCB Agreement (other than any breaches by the Buyer under the UCB Consent) and shall use its Commercially Reasonable Efforts to cure any material breaches by it under any other In-License it enters into, and shall give written notice to the Buyer upon curing any material breach.

(c) If, to the Knowledge of the Seller, a counterparty has materially breached, or is suspected of materially breaching, any of its obligations under any In-License, the Seller shall provide the Buyer with prompt (and in any event within seven Business Days) written notice of such material breach or such suspected material breach. The Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of a counterparty’s material obligations under any In-License, or regarding any material breach, material default or other material dispute under any In-License or otherwise relating to the Patent Rights or the Royalty Payments. Following such consultation, the Seller shall exercise such rights and remedies as the Seller reasonably determines is appropriate, and shall consider in good faith any comments of the Buyer with respect to exercising such rights and remedies, whether under such In-License or otherwise. Solely with respect to enforcement or potential enforcement of material breaches, material defaults or other material disputes under any In-License, the Seller shall employ counsel reasonably acceptable to the Buyer (provided that Cooley LLP is deemed acceptable), and shall provide the Buyer with access to such counsel. The Seller agrees to keep the Buyer reasonably informed of any actual or alleged material breach, material default or other material dispute related to any In-License, the Patent Rights, or the Royalty Payments and to provide copies as soon as practicable, but in any event within seven Business Days following the Seller’s receipt or delivery of (i) any written notice of any material breach or alleged material breach of any In-License, or material dispute related to the Patent Rights or the Royalty Payments and (ii) any and all filings, notices and written communications relating thereto.

(d) Notwithstanding anything to the contrary herein, the Seller shall not amend, waive, modify, supplement or restate (or consent to any amendment, supplement, modification, waiver or restatement of) any provision of the UCB Agreement or enter into any contract having the effect of the foregoing: (i) without the prior written consent of the Buyer (such consent to be granted or withheld in the sole discretion of the Buyer), to the extent such action would reasonably be expected to adversely affect (A) the Buyer’s rights or economic interests under this Agreement, (B) the Seller’s right to use or exploit any Intellectual Property Rights licensed thereunder, or (C) a Licensee’s right to use or exploit any Intellectual Property Rights sublicensed to it; or (ii) without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) to the extent such action would not reasonably be expected to adversely affect any of the rights or assets in the foregoing clauses (A) through (C). In addition, the Seller shall not (1) exercise any right to terminate (either in whole or in part) the UCB Agreement or agree with UCB to terminate (either in whole or in part) the UCB Agreement; (2) take, or permit any Affiliate or Licensee to take, any action that would reasonably be expected to give UCB the right to terminate (either in whole or in part) the UCB Agreement; or (3) sell, assign or otherwise transfer any or all of its interest under the UCB Agreement, except pursuant to the Permitted Assignment Provisions, in each case ((1) through (3)), without the Buyer’s prior written consent (such consent to be granted or withheld in the sole discretion of the Buyer). With respect to any In-License other than the UCB Agreement, the Seller shall not terminate or assign such other In-License without providing the Buyer prior written notice.

Section 6.8 Out-Licenses.

(a) The Seller may not, without the Buyer’s prior written consent, enter into any out-license (including any Out-License) with a Third Party in the Territory or enter into an agreement to research, develop or manufacture the Product in the Territory, except for any out-license (including any Out-License) (i) with a Distributor entered into in compliance with the Incyte Agreement or (ii) with a Qualified Licensee entered into after the termination of the Incyte Agreement by Incyte or as permitted hereunder; provided, that such license shall not assign or otherwise convey title to or impose any Lien on any of the Product Rights, other than the grant of such license or sublicense, in favor of any Third Party (any such license entered into with the Buyer’s prior written consent or with a Distributor or a Qualified Licensee, a “Permitted License”). If requested by any licensee under a Permitted License, Buyer will enter into non-disturbance and/or similar agreements in form and substance reasonably satisfactory to the Buyer and the applicable licensee in connection with such Permitted License.

(b) The Seller shall promptly (and in any event within 10 Business Days) provide the Buyer with (i) executed copies of each Out-License, and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of an Out-License (excluding, in the case of the preceding clauses (i) and (ii), agreements with manufacturers, Distributors, contract sales forces and other Commercialization vendors, in each case, solely for the manufacture, approval, distribution, or contract sales on behalf of the Seller or its Subsidiaries).

(c) The Seller shall use commercially reasonable efforts to include in all Permitted Licenses (other than the Incyte Agreement) provisions permitting the Seller to audit such Licensee and shall use commercially reasonable efforts to include terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller set forth in Section 6.4.

(d) The Seller shall comply in all material respects with its obligations under the Incyte Agreement and any Permitted License it enters into, and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within seven Business Days, after receipt of any (written or oral) notice from a counterparty to any Out-License or its Affiliates of an alleged breach under any Out-License, the Seller shall provide the Buyer a copy thereof or a written summary of any such oral notice. The Seller shall keep the Buyer reasonably informed of, and shall consult with the Buyer regarding any alleged breach under the Incyte Agreement or any Permitted License and shall consider in good faith any comments of the Buyer with respect to curing any such breach. The Seller shall cure any material breach by it under the Incyte Agreement or a Permitted License, and shall give written notice to the Buyer upon curing any material breach.

(e) If, to the Knowledge of the Seller, a Licensee has materially breached, or is suspected of materially breaching, any of its obligations under the Incyte Agreement or any Permitted License, the Seller shall provide the Buyer with prompt (and in any event within seven Business Days) written notice of such material breach or such suspected material breach. The Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Licensee’s material obligations under the Incyte Agreement or any Permitted License, or regarding any material breach, material default or other material dispute under the Incyte Agreement or any Permitted License. Following such consultation, the Seller shall exercise such rights and remedies as the Seller reasonably determines is appropriate, and shall consider in good faith any comments of the Buyer with respect to exercising such rights and remedies, whether under the Incyte Agreement, a Permitted License, or otherwise. Solely with respect to enforcement or potential enforcement of material breaches, material defaults or other material disputes under the Incyte Agreement or any Permitted License, the Seller shall employ counsel reasonably acceptable to the Buyer (provided that Cooley LLP is deemed acceptable), and shall provide the Buyer with access to such counsel. The Seller agrees to keep the Buyer reasonably informed of any actual or alleged material breach, material default or other material dispute related to the Incyte Agreement, a Permitted License, the Product, the Patent Rights, or the Royalty Payments and to provide copies as soon as practicable, but in any event within seven Business Days following the Seller’s receipt or delivery of (i) any written notice of any material breach or alleged material breach of the Incyte Agreement or a Permitted License or dispute related to the Product, the Patent Rights or the Royalty Payments and (ii) any and all filings, notices and written communications relating thereto.

(f) Each of the Buyer and the Seller shall bear its own fees and expenses incurred in enforcing Licensee’s obligations under the Incyte Agreement or any Permitted License. The proceeds resulting from any enforcement of Licensee’s obligations under the Incyte Agreement or any Permitted License shall be applied first to reimburse the Seller and the Buyer for any reasonable and documented expenses incurred by them in connection with such enforcement, with the remainder of the proceeds being treated as Net Sales for purposes of calculating Royalty Payments under this Agreement to the extent such proceeds are compensatory for lost sales.

(g) Notwithstanding anything to the contrary herein, the Seller shall not amend, waive, modify, supplement or restate (or consent to any amendment, supplement, modification, waiver or restatement of) any provision of the Incyte Agreement or a Permitted License or enter into any contract having the effect of the foregoing: (i) without the prior written consent of the Buyer (such consent to be granted or withheld in the sole discretion of the Buyer), to the extent such action would reasonably be expected to adversely affect (A) the Buyer’s rights or economic interests under this Agreement, (B) the Pre-Tax Profit (Loss) Share, or (C) such counterparty’s right to use or exploit any Intellectual Property Rights licensed thereunder; or (ii) without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) to the extent such action would not reasonably be expected to adversely affect any of the rights or assets in the foregoing clauses (A) through (C). In addition, the Seller shall not (A) exercise any right to terminate (either in whole or in part) the Incyte Agreement or a Permitted License or agree with the counterparty thereof to terminate (either in whole or in part) the Incyte Agreement or a Permitted License, (B) take, or permit any Affiliate or sublicensee of Licensee to take, any action that would reasonably be expected to give the counterparty to the Incyte Agreement or a Permitted License the right to terminate (either in whole or in part) the Incyte Agreement or such Permitted License, or (C) sell, assign or otherwise transfer any or all of its interest under the Incyte Agreement or a Permitted License, except pursuant to the Permitted Assignment Provisions, in each case ((A) through (C)), without the Buyer’s prior written consent (such consent to be granted or withheld in the sole discretion of the Buyer). The Seller shall provide the Buyer with written notice promptly (and in any event within seven Business Days) following the termination of any Out-License.

Section 6.9 Niktimvo Sale Price. Without limitation of the Seller’s obligations under Section 6.8, in the event that during the Term (as defined therein) of the Incyte Agreement, Incyte or any of its Affiliates or Licensees proposes to the Seller or otherwise takes any action to set a whole sale acquisition cost for Niktimvo (formulated for intravenous administration) that is lower than $[***] per milligram for the Commercialization thereof in the Territory at Commercial Launch, Seller shall notify the Buyer of such proposal or action, use its commercially reasonable efforts under the terms of the Incyte Agreement to prohibit the use of such lower sale price for the Commercialization of Niktimvo in the Territory, and keep the Buyer reasonably informed of the progress of such efforts.

Section 6.10 Cure Payments. As between the parties hereto, the Seller will at all times remain responsible for 100% of any and all payments of any kind payable by it under the UCB Agreement, any other In-license, the Incyte Agreement, and any Permitted License, in each case, whether accruing prior to, on, or following the date of this Agreement. If the Seller becomes aware of or is notified (by written notice or otherwise) by the counterparty to the UCB Agreement or the Incyte Agreement, as applicable, of a breach or default of any of the Seller’s payment obligations to such counterparty, the Seller will promptly (but in any event no later than seven Business Days of its first awareness or receipt of such notice) notify the Buyer in writing of any such payment breach or default. Without limiting any remedies available to the Buyer hereunder, or at law or in equity, to the extent permitted under the applicable agreement, Buyer will have the right (but not the obligation), in its sole discretion, to cure any such payment breach or default under the UCB Agreement or the Incyte Agreement, as the case may be, by paying the amount of such payment(s) directly to such counterparty (any such payment made by the Buyer, a “Cure Payment”); provided, that the Buyer will provide Seller with at least seven Business Days’ advance written notice before making any Cure Payment and will refrain from making such Cure Payment (a) for so long as the Seller is taking actions to (i) promptly (and in any event within two Business Days) cure such payment breach or default and (ii) prevent any termination of the applicable agreement, and the Seller promptly (and in any event within such seven Business Day period) provides a reasonably detailed written description of such actions to the Buyer and keeps the Buyer reasonably informed with respect thereto; or (b) if the Seller provides documentation that it has actually cured such payment breach or default. The Seller will provide reasonable assistance to the Buyer to permit the Buyer to effectuate such Cure Payment. The Seller shall promptly after receipt of an invoice from the Buyer (but in any event no later than seven Business Days after receipt of such invoice), (A) reimburse the Buyer for any Cure Payments and any costs and expenses (including reasonable fees and out-of-pocket expenses of counsel) associated with making such Cure Payments, and (B) pay interest of 25% (calculated on a per annum basis) on such Cure Payments from the date that such payment was made by the Buyer until the date that such Cure Payment is reimbursed by the Seller; provided that the Seller shall not be liable for any reimbursement of any such Cure Payment made by the Buyer (or any interest in respect thereof) to the extent any such Cure Payment by the Buyer was not accepted by the counterparty to the applicable agreement and returned to the Buyer. The imposition and payment of interest shall not constitute a waiver of the Buyer’s rights with respect to such payment default. The Buyer’s rights pursuant to this Section 6.10 shall in no way limit the Seller’s obligations under Section 6.7(b) and Section 6.8(d).

Section 6.11 Restricted Indebtedness; Negative Pledge; Intercreditor Agreement. [***], the Seller shall not, and shall not permit any of its Affiliates to, create, incur, assume or suffer to exist any (a) Restricted Indebtedness other than the following: (i) Permitted Secured

Indebtedness, so long as the amount of Permitted Secured Indebtedness permitted under this clause (i) does not exceed the greater of (A) $[***] or (B) an amount that, after giving pro forma effect to the incurrence of any such Permitted Secured Indebtedness (together with any other related or concurrent transactions (including any Permitted Royalty Financings)), would not cause the Applicable Leverage Ratio to exceed 2.00:1.00 as of the date of incurrence, (ii) Permitted Convertible Debt, and (iii) unsecured Indebtedness other than Convertible Debt; (b) any Royalty Financing unless (i) such Royalty Financing constitutes a Permitted Royalty Financing and (ii) after giving pro forma effect to the incurrence or effectiveness of such Royalty Financing (together with any other related or concurrent transactions (including the incurrence of any Permitted Secured Indebtedness)), the Applicable Leverage Ratio does not exceed 2.00:1.00; or (c) Lien upon, whether now owned or hereafter acquired, any Product Collateral, other than Permitted Liens. In connection with the incurrence of any Permitted Secured Indebtedness by the Seller, the Seller shall cause the Senior Debt Provider to, and the Buyer shall, in good faith and without undue delay, negotiate and enter into an Acceptable Intercreditor Agreement. In connection with the incurrence of any Permitted Royalty Financing by the Seller, the Seller shall not permit the applicable Third Parties under such Royalty Financing, or any agent, representative or trustee acting on behalf of such Third Parties, to enter into any collateral assignment or similar arrangement in each case directly with a Licensee without first providing the same rights to the Buyer.

Section 6.12 Diligence. The Seller shall use Commercially Reasonable Efforts (either directly or through Affiliates or Licensees) to Commercialize the Product in the Territory. Notwithstanding anything to the contrary herein, at all times a Commercialization Partner is in place, the Seller may satisfy the requirements of this Section 6.12 by use of Commercially Reasonable Efforts to assist its Commercialization Partner and/or enforce its Commercialization Partner’s obligations under the applicable Out-License.

Section 6.13 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 6.14 Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement. The Seller will promptly inform Buyer (but in any event no later than 30 days following the date of the applicable change) of any change to the Seller’s name, state of incorporation, entity form and chief executive office.

Section 6.15 No Impairment of Revenue Participation Right or Back-Up Security Interest. Notwithstanding anything herein to the contrary, the Seller shall not enter into (a) any Contracts that prohibit or restrict or otherwise knowingly take any action or knowingly fail to act in a manner that would, individually or in the aggregate, reasonably be expected to prohibit or restrict or otherwise materially and adversely affect the Revenue Participation Right, the Seller’s ability to pay the Royalty Payments or to grant a security interest to Buyer in the Revenue Participation Right, the Royalty Payments, or the Back-Up Security Interest, or (b) any Contracts, or amend, supplement, waive any rights under or otherwise modify any Contracts with the intent to circumvent any provision of this Agreement; provided, that nothing herein shall prevent the incurrence of any Permitted Lien or any Permitted Secured Indebtedness in compliance with Section 6.11 so long as such incurrence does not expressly prohibit or restrict the Revenue Participation Right or the Seller from paying the Royalty Payments. The Seller shall not, without the Buyer’s prior written consent (such consent to be granted or withheld in the sole discretion of the Buyer), sell, assign or otherwise transfer all or any portion of its interest in the Product Collateral (other than inventory of the Licensed Antibody and the Product), except pursuant to the Permitted Assignment Provisions.

Section 6.16 Certain Tax Matters.

(a) The Seller and the Buyer agree that for Tax purposes, the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Royalty Payments for United States federal, state, local and non-U.S. Tax purposes. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 6.16 on any tax return or in any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 6.16, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 6.16.

(b) Provided that the Buyer has provided to the Seller a valid, properly executed Internal Revenue Service Form W-9 or other appropriate form certifying that the Buyer is exempt from U.S. federal withholding Tax (including a Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding Tax in respect of the payments under a United States income Tax treaty), the Seller shall make all payments required to be made by it to the Buyer pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any Taxes, to the bank account designated in writing from time to time by the Buyer.

(c) Provided that the Seller has provided to the Buyer a valid, properly executed Internal Revenue Service Form W-9 or other appropriate form certifying that the Seller is exempt from U.S. federal withholding Tax (including a Form W-8BEN-E certifying that the Seller is exempt from U.S. federal withholding Tax in respect of the payments under a United States income Tax treaty), the Buyer shall make all payments required to be made by it to the Seller pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any Taxes, to the bank account designated in writing from time to time by the Seller.

Article 7

INDEMNIFICATION

Section 7.1 General Indemnity. From and after the Closing:

(a) the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, officers, trustees, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement, and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; and

(b) the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Buyer in this Agreement, and (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.

Section 7.2 Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Article 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this Article 7, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 7.3 Limitations on Liability. Except for claims arising from a breach of confidentiality obligations under Article 8 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any lost profits or revenue, lost opportunity or consequential, punitive, special or incidental damages under this Article 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any representation, warranty, covenant or agreement of such party (including under this Article 7) in or pursuant to this Agreement. In connection with the foregoing, the parties hereto acknowledge and agree that (i) the Buyer’s damages, if any, for any such action or claim will typically include Losses for payments of the Royalty Payments that the Buyer was entitled to receive in respect of its ownership of the Royalty Payments but did not receive timely or at all due to such indemnifiable event and (ii) the Buyer shall be entitled to make claims for all such missing or delayed Royalty Payments as Losses hereunder, and such missing or Royalty Payments shall not be deemed lost profits or revenue, lost opportunity or consequential, punitive, special, indirect or incidental damages.

Section 7.4 Exclusive Remedy. Except as set forth in Section 9.1 and Section 11.11, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, the rights of the Buyer under the Acceptable Intercreditor Agreement and claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Article 7.

Section 7.5 Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Article 7 will be treated as an adjustment to the Purchase Price for U.S. federal income tax to the fullest extent permitted by applicable law.

Article 8

CONFIDENTIALITY

Section 8.1 Confidentiality. Except as provided in this Article 8, Section 11.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for five years thereafter, each party (the “Receiving Party”) shall (i) keep confidential, and shall not publish or otherwise disclose to any Person any Confidential Information (as defined below) and (ii) shall not use for any purpose other than as provided for in this Agreement (which such permitted purpose includes the exercise of any rights or the performance of any obligations hereunder), the terms of this Agreement or any information (whether written or oral, or in electronic or other form and, for purposes of clarity including the Counterparty Confidential Information) furnished (including prior to the date hereof) to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement or the Non-Disclosure Agreement (such information, “Confidential Information” of the Disclosing Party), provided that the terms of this Agreement shall be Confidential Information of both parties and Counterparty Confidential Information, as between the Buyer and the Seller, shall at all times be Confidential Information of the Seller. Notwithstanding the foregoing, the restrictions on disclosure and use of Confidential Information of the Disclosing Party shall not apply to Confidential Information that:

(a) was already known to the Receiving Party, as evidenced by the Receiving Party’s written records, other than under an obligation of confidentiality, at the time of disclosure to the Receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise became part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party in breach of its obligations under this Article 8;

(d) is independently discovered or developed by the Receiving Party or any of its Affiliates, as evidenced by their written records, without the use of, reference to, or reliance upon, Confidential Information of the Disclosing Party; or

(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 8.2 Authorized Disclosure.

(a) The Receiving Party may disclose Confidential Information (other than disclosure by the Buyer of any UCB Confidential Information, which is addressed solely in Section 8.2(d) and as to which this Section 8.2(a) is not applicable except to the extent Section 8.2(d) references this Section 8.2(a)) with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation;

(ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court of competent jurisdiction or other Governmental Entity or as otherwise required by applicable law or regulation; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or Governmental Entity or, if disclosed, be used only for the purposes for which the order was issued; and further provided that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order or applicable law or regulation shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or pursuant to such applicable law or regulation;

(iv) for regulatory, Tax or customs purposes;

(v) for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi) disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;

(vii) upon the prior written consent of the Disclosing Party;

(viii) disclosure to its potential investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(ix) as is necessary in connection with a permitted assignment pursuant to Section 11.4.

(b) Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file, or assist any Third Party in filing, any patent application based upon or using the Confidential Information of the Seller provided hereunder.

(c) Notwithstanding anything set forth in this Agreement, materials and documentation relating to the Seller’s Intellectual Property Rights may be only disclosed to or accessed by the Buyer and its attorneys and auditors, without further disclosure to any other Representative of the Buyer.

(d) Notwithstanding the other provisions of this Article 8, (i) the Buyer shall not disclose any UCB Confidential Information to any Person without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed) except the Buyer may disclose UCB Confidential Information as and to the extent provided in Section 8.2(a)(iii), Section 8.2(a)(vi), or, subject to compliance with Section 11.4, Section 8.2(a)(ix) and (ii) in the event the confidentiality and non-use terms of the Incyte Agreement are more stringent than those set forth in this Article 8, then the Buyer agrees to be bound by such more stringent terms in respect of the Incyte Confidential Information received hereunder by the Buyer. The Buyer agrees that it shall cause any Affiliates and Representatives to comply with the obligations of confidentiality and non-use under this Article 8 (i) in the case of UCB Confidential Information, until the date that is five years following the expiration or earlier termination of the UCB Agreement and (ii) in the case of Incyte Confidential Information, until the date that is ten years following the expiration of the Term (as defined in the Incyte Agreement).

Section 8.3 SEC Filings. Prior to the submission by the Seller or, if applicable, the Buyer, to the SEC of any SEC Documents that contain any Confidential Information of the other party, or that contain previously undisclosed material information related to the existence or subject matter of this Agreement, the party making such filing shall provide drafts of relevant portions of such SEC Documents to the other party within a reasonable period of time, but in any event no less than two Business Days prior to the planned date of such submission. The party making such filing shall consider in good faith any reasonable requests of the other party to redact any Confidential Information of the other party therein. Notwithstanding the foregoing, a party making such a filing shall have no obligation to provide a draft of a proposed filing of an SEC

Document or otherwise comply with this Section 8.3 with respect to a proposed filing of an SEC Document if the description of or reference to this Agreement or to the subject Confidential Information of the other party contained in, or attached as an exhibit to, the proposed SEC Document, has been included in any previous SEC Document filed by either party in accordance with this Section 8.3 or otherwise approved by the other party in writing.

Article 9

Event of Default Remedies; CALL Option

Section 9.1 Remedies upon Event of Default. If an Event of Default has occurred and is continuing, the Buyer may, upon written notice to the Seller, accelerate and require the Seller to repurchase all, but not less than all, of the Revenue Participation Right for a payment equal to the Royalty Cap (less the aggregate of all of the Royalty Payments actually received by the Buyer prior to such date, plus any other Obligations payable by the Seller under this Agreement and the other Transaction Documents). If the Buyer requires the Seller to repurchase the Revenue Participation Right pursuant to the preceding sentence, the Royalty Cap (less the aggregate of all of the Royalty Payments actually received by the Buyer prior to such date, plus any other Obligations payable by the Seller under this Agreement and the other Transaction Documents) shall be immediately due and payable by the Seller, and if the Royalty Cap (less the aggregate of all of the Royalty Payments actually received by the Buyer prior to such date, plus any other Obligations payable by the Seller under this Agreement and the other Transaction Documents) is not immediately paid, the Buyer may otherwise exercise all rights and remedies available to it under the Transaction Documents and applicable law. Notwithstanding the foregoing and anything to the contrary contained herein, immediately upon the occurrence of an Event of Default under clause (b) of the definition thereof, the Seller shall immediately pay the Royalty Cap (less the aggregate of all of the Royalty Payments actually received by the Buyer prior to such date, plus any other Obligations payable by the Seller under this Agreement and the other Transaction Documents) to the Buyer or the Buyer’s designee without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Seller.

Section 9.2 Call Option. If at any time during the term of this Agreement, the Seller enters into a definitive agreement to consummate a Change of Control, or a Change of Control is otherwise announced or consummated, the Seller shall have the option (the “Call Option”) to repurchase from the Buyer all, but not less than all, of the Revenue Participation Right for a payment equal to the Change of Control Call Price, calculated as of the date of its payment, by delivering to the Buyer, within 20 Business Days of signing a definitive agreement with respect to such Change of Control, a written notice notifying the Buyer of the Change of Control and the Seller’s related decision to exercise its Call Option (which notice shall be irrevocable and be contingent on the consummation of such Change of Control). If the Seller exercises the Call Option, then on the date of the consummation of the related Change of Control the Seller will pay the Change of Control Call Price (plus any other Obligations payable by the Seller under this Agreement and the other Transaction Documents), calculated as of the date of its payment, to the Buyer by wire transfer of immediately available funds to the account or accounts designated by the Buyer.

Article 10

TERMINATION

Section 10.1 Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 10.2 Automatic Termination. Unless earlier terminated as provided in Section 10.1, following the Closing, this Agreement shall continue in full force and effect until the Royalty Termination Date, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 10.3 Effect of Termination. Upon termination of this Agreement pursuant to this Article 10, the Liens and Back-Up Security Interest granted to the Buyer and its successors and assigns pursuant to this Agreement shall be automatically released without any further action necessary. In furtherance of the foregoing, the Buyer shall promptly file UCC-3 terminations and deliver to the Seller a lien release letter, in in each case, releasing such Liens and Back-Up Security Interest, and execute and deliver to the Seller, at the Seller’s expense, all other documents that the Seller shall reasonably request to evidence such release.

Section 10.4 Survival. Notwithstanding anything to the contrary in this Article 10, the following provisions shall survive termination of this Agreement: Section 6.3 (Disclosures), Section 6.4 (Inspections and Audits of the Seller), Section 6.5 (Inspections and Audits of Licensee), Article 7 (Indemnification), Article 8 (Confidentiality), Section 10.3 (Effect of Termination), this Section 10.4 (Survival) and Article 11 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

Article 11

MISCELLANEOUS

Section 11.1 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 11.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 11.2:

If to the Seller, to it at:

Syndax Pharmaceuticals, Inc.

730 Third Avenue, 9th Floor

New York, NY 10017

Attention: Luke Albrecht

E-mail: [***]

with a copy to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111-4004

Attention: Mischi a Marca; Matt Browne

E-mail: [***]

If to the Buyer, to it at:

Royalty Pharma Development Funding, LLC

110 E. 59th Street, Suite 3300

New York, New York 10022

Attention: General Counsel

Email: [***]

with a copy to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

Attention: Ryan Murr; Karen Spindler; Todd Trattner

Email: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine, (iii) when sent, if by email with PDF attachment, with an acknowledgment of receipt being produced by the recipient’s email account, or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 11.3 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 11.4 Assignment. The Seller may not assign in whole or in part this Agreement, or any of its rights or obligations hereunder, without the Buyer’s prior written consent, except to (a) an Affiliate or (b) a Third Party in connection with the sale or transfer of all or substantially all of the Seller’s business or assets, or (c) Licensee in connection with the sale or transfer of all or substantially all of the Seller’s business relating to the Products in the Territory or all or substantially all of the Seller’s rights in the Product in the Territory, whether by merger, sale of assets, reorganization, or other conveyance of title, and only if upon closing any such transaction, (i) the Seller causes such Affiliate or the ultimate parent entity of such Third Party, as applicable, to deliver a writing to the Buyer in which it assumes or guarantees all of the obligations of the Seller to the Buyer under this Agreement, and such Affiliate or Third Party shall be deemed an assignee of the Seller under this Agreement (the “Permitted Assignment Provisions”), and (ii) if such Third Party is Licensee, Licensee agrees to pay the Royalty Payments to the Buyer and honor the terms of this Agreement notwithstanding any subsequent termination of the Incyte Agreement or the applicable Permitted License by Licensee. Following the Closing, (A) the Buyer may not assign this Agreement in whole or in part to any Person other than a Qualified Assignee (unless an Event of Default has occurred and is continuing, in which case Buyer may assign this Agreement in whole or in part to any Person) and (B) in the event Buyer assigns this Agreement to any Person in whole or in part in compliance with the preceding clause (A), (x) such Person is, prior to the disclosure of any Confidential Information, bound by obligations of confidentiality and non-use with respect to any Confidential Information that are at least as restrictive as those set forth in Article 8, and (y) the Buyer will not, directly or indirectly, disclose any UCB Confidential Information to such Person (or any other Person, including, without limitation any Affiliate of the Buyer) except as expressly permitted by Section 8.2(d). This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 11.4 shall be null and void.

Section 11.5 Amendment and Waiver.

(a) This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 11.6 Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto. As of the date hereof, the Non-Disclosure Agreement between RP Management, LLC and the Seller, dated as of March 12, 2024 (the “Non-Disclosure Agreement”) is hereby terminated without further force and effect and is superseded by Article 8 of this Agreement, all Confidential Information (or such similar term, as defined therein) shared under the Non-Disclosure Agreement is deemed Confidential Information under this Agreement, and all obligations between the parties relating to confidentiality shall be governed by Article 8 of this Agreement.

Section 11.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Section 7.1.

Section 11.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.9 Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 11.2 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

Section 11.10 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.11 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.

Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 11.13 Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER

SYNDAX PHARMACEUTICALS, INC.

By: /s/ Luke Albrecht
Name: Luke Albrecht
Title: General Counsel and Secretary

BUYER

ROYALTY PHARMA DEVELOPMENT FUNDING, LLC

By: Royalty Pharma Holdings, Ltd., its Manager

By: /s/ George W. Lloyd
Name: George Lloyd
Title: Director

[Signature Page to Purchase and Sale Agreement]